Exhibit 99.5

Unaudited pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition by Superior Industries International, Inc. (“Superior”) of 100% of the outstanding shares (the “Acquisition”) of Uniwheels AG (“Uniwheels”) and the related financing transactions entered into to finance the Acquisition, including: (i) the entry into a €240.0 million bridge credit agreement, which Superior anticipates refinancing in full with the issuance of €240.0 million senior unsecured notes, (ii) the entry into a $550.0 million senior secured credit facility, consisting of a $150.0 million revolving credit facility (subsequently increased to $160.0 million pursuant to an amendment thereto, of which $4.6 million is expected to be drawn in connection with the consummation of the Second Step Acquisition (defined herein) and a $400.0 million senior secured term loan facility (all of which has been drawn) and (iii) the issuance by Superior of $150.0 million of newly issued preferred stock in a private placement (collectively, the “Financing Transactions”). See Note 1—Description of the transactions and basis of pro forma presentation. The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and expected to have a continuing impact on our consolidated results. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016, for the three months ended March 31, 2017 and for the three months ended March 31, 2016, combine the historical consolidated statements of operations of Superior and Uniwheels, giving effect to the Acquisition and the Financing Transactions as if they had been completed on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of March 31, 2017, combines the historical consolidated balance sheets of Uniwheels and the Company, giving effect to the Acquisition and the Financings as if they had occurred on March 31, 2017. The historical consolidated financial information for Uniwheels has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Uniwheels under IFRS has been modified in order to align with the presentation used by Superior under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to Dollars. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the audited consolidated financial statements of Superior as of and for the year ended December 31, 2016, which have been filed with the Securities and Exchange Commission (the “SEC”), the unaudited consolidated financial statements of Superior as of March 31, 2017 and the three months ended March 31, 2017 and March 31, 2016, which have been filed with the SEC, the audited consolidated financial statements of Uniwheels prepared in accordance with IFRS as of and for the year ended December 31, 2016, which are filed as Exhibit 99.4 to this Current Report on Form 8-K, the unaudited consolidated financial statements of Uniwheels prepared in accordance with IFRS as of and for the three months ended March 31, 2017 and for the three months ended March 31, 2016, filed as Exhibit 99.3 to this Current Report on Form 8-K and the information filed with the SEC from time to time by Superior, including information under the heading ‘‘Management’s discussion and analysis of financial condition and results of operations.’’

The unaudited pro forma condensed combined financial statements have been prepared by Superior, as the acquirer, using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Before the Acquisition is completed, there are limitations regarding what Superior can learn about Uniwheels. The assets and liabilities of Uniwheels have been measured based on various preliminary estimates using assumptions that Superior believes are reasonable based on information that is currently available. Superior has not yet finalized the fair value of inventory, property, net, intangibles, long-term debt, or associated deferred tax liabilities; therefore, preliminary fair value estimates have been used in the preliminary purchase price allocation and in the pro forma financial statements. The preliminary purchase price allocation for Uniwheels is subject to revision as a more detailed analysis is completed and additional information on the fair value of Uniwheels’ assets and liabilities becomes available. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined after the completion of the Acquisition, and could differ materially from the estimated fair values included in the unaudited pro forma condensed combined financial statements. Furthermore, the purchase price and resulting goodwill will likewise also change depending upon the cost per share and currency exchange rates in effect with respect to the Second Step Acquisition. Any change in the fair value of the net assets of Uniwheels will change the amount of the purchase price allocable to goodwill. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Superior and Uniwheels would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings or synergies that may be realized as a result of the Acquisition and also does not reflect any restructuring or integration related costs to achieve those potential cost savings and synergies. No historical transactions between Uniwheels and Superior during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

In these unaudited pro forma condensed combined financial statements, references to “$” or “Dollars” are to the lawful currency of the United States of America and references to “€” or “Euro” are to the single currency adopted by the member states of the European Union.

Superior Industries International, Inc.

Unaudited condensed combined pro forma balance sheet

As of March 31, 2017

	Superior historical	Uniwheels historical	Pro forma adjustments	References	Superior pro forma Uniwheels acquisition
	(Dollars in millions)

Assets
Cash and cash equivalents	$28.8	$14.2	$(29.5)	(a)	$13.5
Other current assets	226.4	135.5	13.5	(f)	375.4
Property, net	243.1	220.6	14.4	(h)	478.1
Intangible assets		9.3	(9.3)	(i)	241.0
			241.0	(n)
Goodwill		1.0	(1.0)	(b)
			316.0	Note 4	316.0
Other long-term assets	65.1	56.0	(11.9)	(m)	109.2
Debt Issuance Costs			3.8	(c)	3.8

Total assets	$563.4	$436.6	$537.0		$1,537.0

Liabilities and Shareholders’ Equity
Current liabilities	$96.0	$103.1	$—		$199.1
Corporate Borrowings
Term Loan Facility			400.0	(a)
			(11.7)	(c)	388.3
Senior Unsecured Notes			257.7	(a)
			(12.2)	(c)	245.5
Other long-term debt		49.7			49.7
Other long-term liabilities other than debt	48.9	6.3	62.2	(e)	117.4
Preferred Stock 9% dividend			150.0	(a)
			(3.7)	(c)	146.3
Shareholders’ Equity:
Common Stock	89.5				89.5
Accumulated other comprehensive loss	(98.7)				(98.7)
Retained earnings	427.7	277.5	(277.5)	(d)
			(27.8)	(c)	399.9

Liabilities and shareholders’ equity	$563.4	$436.6	$537.0		$1,537.0

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Superior Industries International, Inc.

Unaudited condensed combined pro forma statement of operations

Year ended December 31, 2016

	Superior historical	Uniwheels historical	Pro forma adjustments	References	Superior pro forma Uniwheels acquisition
		(Dollars in millions)
Net sales	$732.7	$513.6	$—		$1,246.3
Cost of sales	645.0	417.6	1.3	(g)
			16.7	(g)	1,080.6
Restructuring Costs	1.5	—	—		1.5

	646.5	417.6	18.0		1,082.1
Gross Profit	86.2	96.0	(18.0)		164.2
Selling, general and administrative expenses	31.6	35.0	(0.8)	(k)	65.8

Income from operations	54.6	61.0	(17.2)		98.4
Interest (expense) income, net	0.2	(1.8)	(42.7)	(j)	(44.3)
Other (expense) income, net	(0.1)	(4.5)	—		(4.6)

Income before taxes	54.7	54.7	(59.9)		49.5
Income tax provision (credit)	13.3	(15.0)	(19.1)	(l)	(20.8)

Net Income	$41.4	$69.7	$(40.8)		$70.3

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Superior Industries International, Inc.

Unaudited condensed combined pro forma statement of operations

Three months ended March 31, 2017

	Superior historical	Uniwheels historical	Pro forma adjustments	References	Superior pro forma Uniwheels acquisition
		(Dollars in millions)
Net sales	$174.2	$140.2	$—		$314.4
Cost of sales	154.8	118.6	0.3	(g)	277.9
			4.2	(g)
Restructuring Costs	0.2	—	—		0.2

	155.0	118.6	4.5		278.1
Gross Profit	19.2	21.6	(4.5)		36.3
Selling, general and administrative expenses	15.2	8.6	(7.3)	(k)	16.5

Income from operations	4.0	13.0	2.8		19.8
Interest (expense) income, net	(0.3)	3.6	(9.1)	(j)	(5.8)
Other (expense) income, net	(0.4)	0.2	—		(0.2)

Income before taxes	3.3	16.8	(6.3)		13.8
Income tax provision (credit)	0.2	(0.6)	(4.2)	(l)	(4.6)

Net Income	$3.1	$17.4	$(2.1)		$18.4

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Superior Industries International, Inc.

Unaudited condensed combined pro forma statement of operations

Three months ended March 31, 2016

	Superior historical	Uniwheels historical	Pro forma adjustments	References	Superior pro forma Uniwheels acquisition
		(Dollars in millions)
Net sales	$186.1	$120.3	$—		$306.4
Cost of sales	158.3	98.9	0.3	(g)
			4.2	(g)	261.7
Restructuring Costs	0.1	—	—		0.1

	158.4	98.9	4.5		261.8
Gross profit	27.7	21.4	(4.5)		44.6
Selling, general and administrative expenses	9.0	7.9	—	(k)	16.9

Income from operations	18.7	13.5	(4.5)		27.7
Interest (expense) income, net	—	0.6	(15.3)	(j)	(14.7)
Other (expense) income, net	0.3	(2.2)	—		(1.9)

Income before taxes	19.0	11.9	(19.8)		11.1
Income tax provision (credit)	4.5	(1.0)	(6.4)	(l)	(2.9)

Net Income	$14.5	$12.9	$(13.4)		$14.0

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the transactions and basis of pro forma presentation

Uniwheels acquisition

On March 23, 2017, Superior announced the entry into various agreements to commence a tender offer to acquire Uniwheels AG, a German stock corporation (Aktiengesellschaft) that is listed on the Warsaw Stock Exchange (“Uniwheels”), through a newly-formed, wholly-owned subsidiary. Uniwheels is the third largest supplier of aluminum wheels to the European OEM automotive market, as well as Europe’s leading manufacturer of aluminum wheels for the automotive aftermarket. The Acquisition will be effected through a multi-step process as more fully described below.

In the first step of the Acquisition, on March 23, 2017, Superior obtained a commitment from the owner of approximately 61% of the outstanding stock of Uniwheels, Uniwheels Holding (Malta) Ltd. (the “Significant Holder”), evidenced by an irrevocable undertaking agreement (the “Undertaking Agreement”) to tender such stock in the second step of the Acquisition. In connection with the Undertaking Agreement, on March 23, 2017: (i) Superior entered into a business combination agreement with Uniwheels (the “Combination Agreement”) pursuant to which, subject to the provisions of the German Stock Corporation Act (AktG), Uniwheels and its subsidiaries undertook to, among other things, cooperate with the financing of the Acquisition; and (ii) Superior and the Significant Holder entered into a guarantee and indemnification agreement pursuant to which Superior will hold the Significant Holder harmless for claims that may arise relating to its involvement with Uniwheels (the “Indemnification Agreement”).

Following the publication of a formal tender offer document by Superior, as required by the Public Offering Act, Superior commenced the acceptance period for the tender offer (the “Tender Offer”) on April 12, 2017, pursuant to which, Superior offered to purchase all (but not less than 75% of) the outstanding stock of Uniwheels and, upon the consummation of the Tender Offer, agreed to purchase the stock of the Significant Holder along with all other stock of Uniwheels tendered pursuant to the Tender Offer. On May 30, 2017, Superior acquired 92.3% of the outstanding stock of Uniwheels for approximately $714.7 million (based on an exchange rate of 1.00 Dollar = 3.74193 Polish Zloty). We refer to this acquisition as the “First Step Acquisition.”

Under the terms of the Tender Offer:

•	the Significant Holder received cash consideration of Polish Zloty 226.5 per share; and

•

Uniwheels’ other shareholders received cash consideration of Polish Zloty 247.87 per share, equivalent to the volume-weighted-average-price of Uniwheels’ shares for the three months prior to commencement of the Tender Offer, plus 5.0%.

Superior anticipates commencing a delisting offer under Polish law to delist Uniwheels’ stock from the Warsaw Stock Exchange. Following the approval of the delisting by the Polish regulator, Superior anticipates (i) consummating an upstream merger of Uniwheels into Acquisition Sub pursuant to which fair cash compensation will be paid to Uniwheels’ minority stockholders and (ii) entering into a DPLTA. Superior anticipates that the process of acquiring the remaining 7.7% of Uniwheels’ outstanding shares will take approximately eight to ten months. We refer to this acquisition as the “Second Step Acquisition.” The aggregate equity purchase price of the Acquisition (assuming the remaining 7.7% of Uniwheels’ stock is acquired for cash consideration of Polish Zloty 247.87 per share (the price paid to Uniwheels’ shareholders in the Tender Offer) and an exchange rate of 1.00 Dollar = 3.74193 Polish Zloty) will be approximately $778.0 million. Superior entered into foreign currency hedges prior to the closing of the First Step Acquisition intended to reduce currency risk associated with the settlement of the Tender Offer. The net benefit of the Hedging Transactions to Superior was $18.8 million, reducing the total purchase price of the Acquisition to $759.2 million. The net benefit of the Hedging Transactions is not reflected in the purchase price in these unaudited pro forma condensed combined financial statements.

The financing transactions

On March 22, 2017, Superior and TPG Growth Sidewall, L.P. (“TPG”) entered into an Investment Agreement (the “Investment Agreement”) pursuant to which, upon the Tender Effectiveness, Superior agreed to issue a number of shares of Series A Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) and Series B Perpetual Preferred Stock (the “Series B Preferred Stock”) to TPG for an aggregate purchase price of $150.0 million (the “Investment”). On May 22, 2017, Superior issued 140,202 shares of Series A Preferred Stock and 9,798 shares of Series B Preferred Stock to TPG. The Series A Preferred Stock is convertible into Superior common stock and the Series B Preferred Stock is not convertible into Superior common stock until Superior’s stockholders approve the conversion of the Series B Preferred Stock into Series A Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock will accrue dividends at a rate of 9% per annum, payable at Superior’s election either in-kind or in cash, provided that the Series B Preferred Stock will accrue dividends at a rate of 11% per annum, payable at Superior’s election either in-kind or in cash, if stockholder approval is not obtained by September 19, 2017. Superior has undertaken to hold a special meeting of stockholders by that date for the purposes of approving the conversion of the Series B Preferred Stock into Series A Preferred Stock. In addition, on May 22, 2017, Superior’s Board of Directors increased its size from eight to nine directors and appointed Ransom A. Langford, TPG’s designee, as a director.

On March 22, 2017, Superior entered into a $550.0 million senior secured credit facility consisting of a $150.0 million senior secured revolving credit facility (subsequently increased to $160.0 million pursuant to an amendment thereto) (the “Revolving Credit Facility”) and a $400.0 million senior secured term loan facility between Superior, Citibank, N.A., as Administrative Agent, and the Lenders party thereto (the “Term Loan Facility”). In addition, on March 22, 2017, Superior entered into a €240.0 million senior unsecured credit facility pursuant to a Bridge Credit Agreement between Superior, Citibank, N.A., as Administrative Agent, and the Lenders party thereto (the “Bridge Facility”).

Basis of presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2017, was prepared by combining the historical unaudited condensed consolidated balance sheet data as of March 31, 2017 for each of the Company and Uniwheels (as adjusted to comply with U.S. GAAP) as if the Acquisition and the Financing Transactions (see Note 5) had been consummated on that date. In addition to certain U.S. GAAP adjustments, certain balance sheet reclassifications have also been reflected in order to conform Uniwheels’ balance sheet to the Company’s balance sheet presentation. Refer to Notes 2 and 3 for a discussion of these U.S. GAAP and reclassification adjustments.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 and for the three months ended March 31, 2017 and 2016 combines the results of operations of the Company and Uniwheels (as adjusted to comply with U.S. GAAP) as if the Acquisition and the Financing Transactions (see Note 5) had been consummated on January 1, 2016. In addition to certain U.S. GAAP adjustments, certain statements of operations reclassifications have also been reflected in order to conform Uniwheels’ statement of operations to the Company’s statement of operations presentation. Refer to Note 2—Uniwheels balance sheet for these U.S. GAAP and reclassification adjustments.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Acquisition and the Financing Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, ‘‘Fair Value Measurement’’ (ASC 820). Fair value is defined in ASC 820 as the ‘‘price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’ This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 820 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date. As of the date of this filing the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The Company has not yet finalized the fair value of inventory, property, net intangibles, long-term debt or associated deferred tax liabilities; therefore, the preliminary fair value estimates have been used in the preliminary purchase price allocation included in the unaudited pro forma condensed combined financial statements.

2. Uniwheels balance sheet

Uniwheels’ condensed consolidated financial statements were prepared for the purpose of the reporting requirements of Rule 3-05 of Regulation S-X and in accordance with the accounting and disclosure requirements of FRS 102, the applicable IFRS Financial Reporting Standard, which differs in certain respects from U.S. GAAP. The following schedule summarizes the necessary material adjustments to conform Uniwheels’ condensed consolidated balance sheet as of March 31, 2017 to U.S. GAAP and Dollars (in millions) and to record the results in Dollars, the reporting currency of the Company. Accounting policies and classification of certain items presented by Uniwheels under IFRS have been modified in order to align with the Company’s presentation and classification under U.S. GAAP (in millions):

Uniwheels’ balance sheet has been translated into the Company’s reporting currency, Dollars, at a rate of 1.00 Euro = 1.0682 Dollars, the exchange rate as of March 31, 2017. See “Exchange rate information.”

Uniwheels Balance sheet as of March 31, 2017

	Local currency—Euro			U.S. Dollars
	Uniwheels pro forma reclassified amounts	Uniwheels U.S. GAAP adjustments	Uniwheels historical U.S. GAAP	Uniwheels historical U.S. GAAP
		(Euros in millions)		(Dollars in millions)

Assets
Cash and cash equivalents	€13.3	€—	€13.3	$14.2
Other current assets	127.0		127.0	135.5
Property, net	206.4		206.4	220.6
Intangible assets	8.7		8.7	9.3
Goodwill	0.9		0.9	1.0
Other long-term assets	52.3		52.3	56.0

Total assets	€408.6	€—	€408.6	$436.6

Liabilities and Stockholders’ Equity
Current liabilities	€96.4		€96.4	$103.1
Long-term debt	46.4		46.4	49.7
Other long-term, liabilities	5.8		5.8	6.3
Stockholders’ Equity	260.0		260.0	277.5

Liabilities and stockholders’ equity	€408.6	€—	€408.6	$436.6

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Summary of reclassification adjustments for Uniwheels

The classification of certain items presented by Uniwheels under IFRS has been modified in order to align with the Company’s presentation under U.S. GAAP as shown below. The reclassification adjustments to the Balance Sheet as of March 31, 2017 conform IFRS to U.S. GAAP presentation and classification. These reclassification adjustments have also been condensed to conform to the amounts presented in the unaudited pro forma condensed combined financial statement presentations included herein.

Uniwheels

Pro forma reclassification adjustment

Balance sheet

as of March 31, 2017

	IFRS GAAP
	Uniwheels historical presentation	Reclassification adjustments to conform to Superior presentation	Reclassified amounts	Pro forma reclassified presented amounts
	(Euros in millions)
Intangible assets	€8.7		€8.7	€8.7

Goodwill	0.9		0.9	0.9

Property , net	205.8	(205.8)
Other reclassification adjustments		(0.6)
Property, net		206.4	206.4	206.4

Investment property	0.7	(0.7)
Other non-current financial assets	0.8	0.8
Deferred tax assets	51.6	(51.6)
Other reclassification adjustments		(0.8)
Other long-term assets		52.3	52.3	52.3

Inventories	62.4	(62.4)
Trade receivables	53.0	(53.0)
Other current financial assets	5.4	(5.4)
Current income tax assets	—	—
Other current non-financial assets	6.0	(6.0)
Other reclassification adjustments		(0.2)
Other current assets		127.0	127.0	127.0

Cash and cash equivalents	13.3			13.3

Current provisions	1.5	(1.5)
Current financial liabilities	13.3	(13.3)
Current trade payables	62.3	(62.3)
Other current non-financial liabilities	17.6	(17.6)
Current income tax liabilities	1.8	(1.8)
Other reclassification adjustments		0.1
Current liabilities		96.4	96.4	96.4

Non-current financial liabilities	48.5	(48.5)
Other reclassification adjustments		2.1
Long-term Debt		46.4	46.4	46.4

Non-current provisions	2.1	(2.1)
Non-current trade payables	—	—
Other non-current non-financial liabilities	1.7	(1.7)
Other reclassification adjustments		(2.0)
Other long-term liabilities		5.8	5.8	5.8

Issued capital	12.4	(12.4)
Capital reserve	198.5	(198.5)
Revenue reserves	49.1	(49.1)
Other reserves	(0.2)	0.2
Other reclassification adjustments		(0.2)
Total shareholders’ equity		€260.0	€260.0	€260.0

3. Uniwheels’ statements of operations

Uniwheels’ condensed consolidated financial statements were prepared for the purpose of the reporting requirements of Rule 3-05 of Regulation S-X and in accordance with FRS 102, the applicable IFRS Financial Reporting Standard, which differs in certain respects from U.S. GAAP. The following schedule summarizes the necessary material adjustments to conform Uniwheels’ condensed consolidated statements of operations for the year ended December 31, 2016, the three months ended March 31, 2017 and the three months ended March 31, 2016 to conform to U.S. GAAP and Dollars (in millions) and to record the results in Dollars, the reporting currency of the Company. Accounting policies and classification of certain items have been modified to align with the Company’s presentation and classifications under U.S. GAAP (in millions):

Uniwheels’ condensed consolidated statement of operations for the year ended December 31, 2016 has been translated into Dollars at a rate of 1.00 Euro = 1.1066 Dollars, the average exchange rate for the year ended December 31, 2016.

Uniwheels’ condensed consolidated statement of operations for the three months ended March 31, 2017 has been translated into Dollars at a rate of 1.00 Euro = 1.0654 Dollars, the average exchange rate for the three months ended March 31, 2017.

Uniwheels’ condensed consolidated statement of operations for the three months ended March 31, 2016 has been translated into Dollars at a rate of 1.00 Euro = 1.1022 Dollars, the average exchange rate for the three months ended March 31, 2016.

Statement of operations

for the year ended

December 31, 2016

	Local currency—Euro				U.S. dollars
	Uniwheels pro forma reclassified amounts	Uniwheels U.S. GAAP adjustments	References	Uniwheels historical U.S. GAAP	Uniwheels historical U.S. GAAP
		(Euros in millions)			(Dollars in millions)
Net sales	€464.1	€—		€464.1	$513.6
Cost of sales	377.2	0.2		377.4	417.6
Selling, general and administrative expenses	31.1	0.5		31.6	35.0
Interest income (expense), net	(1.6)			(1.6)	(1.8)
Other income (expense), net	(3.7)	(0.4)		(4.1)	(4.5)
Income tax benefit	13.6			13.6	15.0

Net income	€64.1	€(1.1)	(1)	€63.0	$69.7

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1)	The U.S. GAAP adjustments related to certain differences between IFRS and U.S. GAAP related to certain reserves

Statement of operations

for the three months ended

March 31, 2017

	Local currency—Euro				U.S. Dollars
	Uniwheels pro forma reclassified amounts	Uniwheels U.S. GAAP adjustments	References	Uniwheels historical U.S. GAAP	Uniwheels historical U.S. GAAP
		(Euros in millions)			(Dollars in millions)
Net sales	€131.6	€—		€131.6	$140.2
Cost of sales	111.3			111.3	118.6
Selling, general and administrative expenses	8.1			8.1	8.6
Interest income (expense), net	3.5			3.5	3.6
Other income (expense), net	0.3			0.3	0.2
Income tax (credit)	(0.5)			(0.5)	(0.6)

Net income	€16.5	€—		€16.5	$17.4

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Statement of operations

for the three months ended

March 31, 2016

	Local currency—Euro				USD
	Uniwheels pro forma reclassified amounts	Uniwheels U.S. GAAP adjustments	References	Uniwheels historical U.S. GAAP	Uniwheels historical U.S. GAAP
		(Euros in millions)			(Dollars in millions)
Net sales	€109.1	€—		€109.1	$120.3
Cost of sales	89.7			89.7	98.9
Selling, general and administrative expenses	7.2			7.2	7.9
Interest income (expense), net	0.5			0.5	0.6
Other income (expense), net	(2.0)			(2.0)	(2.2)
Income tax provision	(0.9)			(0.9)	(1.0)

Net income	€11.6	€—		€11.6	$12.9

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Summary of reclassification adjustments for Uniwheels

The classification of certain items presented by Uniwheels under IFRS has been modified in order to align with Superior’s presentation under U.S. GAAP as shown below. The reclassification adjustments to the Income Statements for the year ended December 31, 2016, the three months ended March 31, 2017 and the three months ended March 31, 2016 conform IFRS to U.S. GAAP presentation and classification and includes changes in inventories as a component of cost of sales rather than reflecting such amounts as an adjustment to revenue in determining total operating performance as required under IFRS. These reclassification adjustments have also been condensed to conform to the amounts presented in the pro forma condensed combined financial statement presentations included herein. There have been no changes in Uniwheels’ historical net income for any period as a result of these reclassifications, except with respect to the adjustment for three month ended March 31, 2016 more fully described below.

Uniwheels

Summary of pro forma reclassification adjustments

Income statement

Year ended December 31, 2016

	IFRS GAAP
	Uniwheels historical IFRS presentation	Reclassification adjustments to conform to superior presentation	Reclassified amounts	Pro forma reclassified amounts presented
	(Euros in millions)
Revenue	€464.1	€(464.1)
Net sales		464.1	€464.1	€464.1

Cost of materials	256.0	(256.0)
Changes in inventories of finished goods and work in progress	4.3	(4.3)
Own work capitalized	(1.3)	1.3
Personnel	76.0	(76.0)
Depreciation, amortization and impairments	18.1	(18.1)
Other reclassification adjustments		(24.1)
Cost of sales		377.2	377.2	377.2

Other expenses	62.8	(62.8)
Other reclassification adjustments		31.7
Selling, general and administrative expenses		31.1	31.1	31.1

Interest income	0.2	(0.2)	—
Interest (expense) income, net	(3.1)	3.1	—
Other reclassification adjustments		(1.3)
Interest (expense) income, net		(1.6)	(1.6)	(1.6)

Other Finance revenue/cost	1.3	(1.3)	—
Other operating income	3.9	(3.9)	—
Other reclassification adjustments		8.9
Other (expense) income, net		(3.7)	(3.7)	(3.7)

Income tax provision (credit)	(13.6)		(13.6)	(13.6)

Net income	€64.1	€—	€64.1	€64.1

Uniwheels

Summary of pro forma reclassification adjustments

Income statement

Three months ended March 31, 2017

	IFRS GAAP
	Uniwheels historical IFRS presentation	Reclassification adjustments to conform to superior presentation	Reclassified amounts	Pro forma reclassified amounts presented
	(Euros in millions)
Revenue	€131.6	€(131.6)
Net sales		131.6	€131.6	€131.6

Cost of materials	86.5	(86.5)
Changes in inventories of finished goods and work in progress	(8.3)	8.3
Own work capitalized	(0.2)	0.2
Personnel	21.8	(21.8)
Depreciation, amortization and impairments	5.5	(5.5)
Other reclassification adjustments		(6.0)
Cost of sales		111.3	111.3	111.3

Other expenses	15.5	(15.5)
Other reclassification adjustments		7.4
Selling, general and administrative expenses		8.1	8.1	8.1

Interest income	0.0	0.0
Interest (expense) income, net	(0.5)	0.5
Other reclassification adjustments		(4.0)
Interest (expense) income, net		3.5	3.5	3.5

Other Finance revenue/cost	3.9	(3.9)
Other operating income	1.6	(1.6)
Other reclassification adjustments		5.3
Other (expense) income, net		0.3	0.3	0.3

Income tax provision (credit)	(0.5)		(0.5)	(0.5)

Net income	€16.4	€0.1 *	€16.5	€16.5

*	Under IFRS, Uniwheels provides for onerous contracts relating to onerous sales contract that Uniwheels cannot withdraw from and that are expected to generate losses in the future. The obligation is measured on the basis of the budgeted unit volumes and prices. Under U.S. GAAP, obligations for onerous contracts cannot be recognized. Uniwheels reduces the onerous provision upon usage. The Company has made the following adjustments related to the removal of the provision for onerous contracts following U.S. GAAP:

As of March 31, 2017
Remove onerous lease liability	€(0.1)

Uniwheels

Summary of pro forma reclassification adjustment

Income statement

Three months ended March 31, 2016

	IFRS GAAP
	Uniwheels historical IFRS presentation	Reclassification adjustments to conform to superior presentation	Reclassified amounts	Pro forma reclassified amounts presented
	(Euros in millions)
Revenue	€109.1	€(109.1)
Other reclassification adjustments		0.5
Net sales		109.1	€109.1	€109.1

Cost of materials	64.3	(64.3)
Changes in inventories of finished goods and work in progress	(1.8)	1.8
Own work capitalized	(0.1)	0.1
Personnel	17.9	(17.9)
Depreciation, amortization and impairments	3.9	(3.9)
Other reclassification adjustments		(5.5)
Cost of sales		89.9	89.7	89.7

Other expenses	15.2	(15.2)
Other reclassification adjustments		8.0
Selling, general and administrative expenses		7.2	7.2	7.2

Interest income	0.1	(0.1)
Other reclassification adjustments		(1.0)
Interest expense	(0.6)	0.6
Interest (expense) income, net		0.5	0.5	0.5

Other Finance revenue/cost	1.0	(1.0)
Other operating income	0.5	(0.5)
Other reclassification adjustments		3.0
Other (expense) income, net		(2.0)	(2.0)	(2.0)

Income tax provision (credit)	(0.9)		(0.9)	(0.9)

Net income	€11.6	€—	€11.6	€11.6

4. Purchase price

Uniwheels

On May 30, 2017, Superior acquired 92.3% of the outstanding stock of Uniwheels for approximately $714.7 million (based on an exchange rate of 1.00 Dollar = 3.74193 Polish Zloty as of May 24, 2017).

Superior anticipates commencing a delisting offer under Polish law to delist Uniwheels’ stock from the Warsaw stock exchange. Following the approval of the delisting by the Polish regulator, Superior anticipates (i) consummating an upstream merger of Uniwheels into Acquisition Sub pursuant to which fair cash compensation will be paid to Uniwheels’ minority stockholders and (ii) entering into a DPLTA. Superior anticipates that the process of acquiring the remaining 7.7% of Uniwheels’ outstanding shares will take approximately eight to ten months. The aggregate equity purchase price of the Acquisition (assuming the remaining 7.7% of Uniwheels’ stock is acquired for cash consideration of Polish Zloty 247.87 per share (the price paid to Uniwheels’ shareholders in the Tender Offer) and an exchange rate of 1.00 Dollar = 3.74193 Polish Zloty) will be approximately $778.0 million. The Second Step Acquisition may not be consummated on the terms described herein or at all.

In addition, Superior entered into foreign currency hedges prior to the closing of the First Step Acquisition intended to reduce currency risk associated with settlement of the Tender Offer. The net benefit of the Hedging Transactions to Superior was $18.8 million, reducing the total purchase price of the Acquisition to $759.2 million. The Hedging Transactions are not reflected in the purchase price set forth herein. Estimated cash consideration is based on the preliminary estimate of the number of shares outstanding on the acquisition date. These estimated amounts do not purport to represent what the actual cash consideration transferred will be when the Acquisition closes (in thousands, except for share price):

Acquisition consideration:

Shares purchased from Uniwheels Malta 7,600,000 at a price of 226.5 Polish Zloty	1,721.4
Shares purchased on May 30, 2017 in the tender 3,899,672 at 247.87 Polish Zloty	966.6
Estimated purchase price of remaining shares 959,344 at 247.87 Polish Zloty	237.8

2,925.8

Estimated USD price paid with shares based on a currency translation rate of $1.00 = 3.74193 Polish Zloty on May 24, 2017	$778.0

Under the acquisition method of accounting, the total estimated purchase price is allocated to Uniwheels’ assets and liabilities based upon their estimated fair value as of the date of completion of the Acquisition. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Uniwheels’ final analysis, is as follows (in thousands):

Purchase price	$778.0

Current assets	163.2
Property, net	235.0

Intangible assets:
Brand name—Indefinite lived asset	10.0
Technology, customer relationships and trade names	231.0
Other assets	44.1

Total assets acquired	683.3
Current liabilities	(103.1)
Long-term debt	(49.7)
Other liabilities	(68.5)

Net assets acquired	462.0

Goodwill	$316.0

5. Financing Transactions

Uniwheels

On March 22, 2017, Superior and TPG entered into an Investment Agreement pursuant to which, upon the Tender Effectiveness, Superior agreed to issue a number of shares of Series A Preferred Stock and Series B Preferred Stock to TPG for an aggregate purchase price of $150.0 million. On May 22, 2017, Superior issued 140,202 shares of Series A Preferred Stock and 9,798 shares of Series B Preferred Stock to TPG. The Series A Preferred Stock is convertible into Superior common stock and the Series B Preferred Stock is not convertible into Superior common stock until Superior’s stockholders approve the conversion of the Series B Preferred Stock into Series A Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock will accrue dividends at a rate of 9% per annum, payable at Superior’s election either in-kind or in cash, provided that the Series B Preferred Stock will accrue dividends at a rate of 11% per annum, payable at Superior’s election either in-kind or in cash, if stockholder approval is not obtained by September 19, 2017. Superior has undertaken to hold a special meeting of stockholders by that date for the purposes of approving the conversion of the Series B Preferred Stock into Series A Preferred Stock. In addition, on May 22, 2017, Superior’s Board of Directors increased its size from eight to nine directors and appointed Ransom A. Langford, TPG’s designee, as a director.

On March 22, 2017, Superior entered into a $550.0 million senior secured credit facility consisting of a $150.0 million Revolving Credit Facility (subsequently increased to $160.0 million pursuant to an amendment thereto) and a $400.0 million Term Loan Facility. In addition, on March 22, 2017, Superior entered into a €240.0 million Bridge Facility. The full amounts of the Term Loan Facility and the Bridge Facility were drawn in connection with the closing of the First Step Acquisition.

The Company anticipates issuing €240.0 million senior unsecured notes, the proceeds of which will be used to repay in full the Bridge Facility.

6. Pro forma adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the transactions described above were completed on March 31, 2017 for balance sheet purposes and as of January 1, 2016 for statement of operations purposes.

(a) Represents the following anticipated sources and uses of funds for the Acquisition (U.S. Dollars in millions):

Sources and uses Uniwheels
Sources of funds	Amount		Uses of funds	Amount
Proceeds from Term Loan Facility	$400.0		Transaction fees and expenses	$59.2	(3)
Proceeds from issuance of Senior Unsecured Notes	257.7	(1)
Preferred equity	150.0		Uniwheels purchase price	778.0
Company cash	29.5	(2)

	$837.2			$837.2

(1)	The Bridge Facility was drawn in full in connection with the closing of the First Step Acquisition. The Company anticipates issuing €240.0 million senior unsecured notes, the proceeds of which will repay in full the Bridge Facility. The amount of the senior unsecured notes has been translated from Euros to U.S. Dollars at a rate of Euro 1.00 = 1.0682 U.S. Dollars, the exchange rate as of March 31, 2017.

(2)	Represents the cash of $14.2 million on the Uniwheels balance sheet and the pro-forma use of cash on financing.

(3)	Includes the anticipated hedging transaction fees of $7.2 million and excludes any potential benefits related to the hedges.

Transaction fees and expenses are estimated as follows (in thousands):

Deferred charges Term Loan Facility	$11.7
Deferred charges Senior Unsecured Notes	6.3
Deferred charges Bridge Facility	5.9
Deferred charges Revolving Credit Facility	3.8
Preferred stock issuance costs	3.7
Transaction expenses	27.8

Total Transaction fees and expenses	$59.2

(b) Removed the historical Uniwheels goodwill and replaced it with goodwill from the purchase price allocation. See Note 4—Purchase Price.

(c) Capitalized and deducted debt issuance costs of $27.7 million from the associated debt (Term Loan Facility of $11.7 million, Senior Unsecured Notes of $6.3 million, Bridge Facility of $5.9 million and Revolving Credit Facility of $3.8 million) and reduced cash proceeds from the Financing Transactions accordingly. Deducted Preferred Stock issuance costs of $3.7 million from Preferred Stock and reduced proceeds accordingly. Remaining transaction costs of $27.8 million were deducted from retained earnings.

(d) Eliminated Uniwheels historical equity in connection with purchase accounting.

(e) The amount represents the deferred income tax liability in relation to the preliminary fair value valuation of assets.

(f) Reflects a $13.5 million fair value step up in inventory from the historical carrying value in accordance with purchase accounting.

(g) The Company has determined a preliminary fair value of property, net, and intangibles acquired that has been used in the unaudited pro forma condensed combined financial statements. Adjustments to amortization expense have been made to reflect the acquisition of intangibles.

	Year ended December 31, 2016	Three months ended March 31, 2017	Three months ended March 31, 2016
Amortization of intangibles acquired	$16.7	$4.2	$4.2
Amortization of the fair value increase in property, net	1.3	0.3	0.3

Total	18.0	4.5	4.5

(h) Recognized $14.4 million step up in fair value of property, plant and equipment from the net book value of $220.6 million to the preliminary estimated fair value in accordance with purchase accounting. See Note 4 Purchase Price above.

(i) Eliminated the Uniwheels $9.3 million intangible asset carrying value.

(j) Adjustments to interest expense have been made to reflect the Financing Transactions as noted above and the assumption of Uniwheels’ current debt:

	Year ended December 31, 2016	Three months ended March 31, 2017	Three months ended March 31, 2016
Estimated cash interest on new indebtedness incurred at an assumed weighted average interest rate (1)	$34.6	$8.4	$9.5
Amortization of deferred charges on new indebtedness incurred	8.1	0.7	5.8

	$42.7	$9.1	$15.3

(1)	A 0.125% increase (decrease) in the weighted average interest rate would increase (decrease) pro forma annual interest expense on the $723.6 million aggregate indebtedness at the closing of the Transactions by approximately $0.9 million.

The Uniwheels syndicated term loan is expected to be paid in full within 60 days of the closing of the First Step Acquisition and replaced with a new loan. The interest expense differential between the two debt instruments for the applicable periods is not significant. It was assumed that the Bridge Facility will be replaced with the notes during the second quarter of 2017 and as a result the $5.0 million in fees related to the Bridge Facility was expensed in the first three months of 2016.

(k) Adjustment to remove the non-recurring direct incremental costs of the Acquisition which are reflected in the historical financial statements of Superior. Uniwheels did not incur any significant acquisition related costs in the periods presented.

	Year ended December 31, 2016	Three months ended March 31, 2017	Three months ended March 31, 2016
Remove the Company’s costs	$(0.8)	$(7.3)	$—

(l) Adjustment to record the tax benefit in U.S. tax jurisdictions at Superior’s effective income tax rate of 35% for interest expense related to indebtedness to be issued by Superior. Adjustment to record the tax benefit in European tax jurisdictions at the effective income tax rate of 29.7% and 19.0% for Germany and Poland, respectively for depreciation and amortization expense related to intangibles and fixed assets in those countries.

	Year ended December 31, 2016	Three months ended March 31, 2017	Three months ended March 31, 2016
Record tax effect in U.S. tax jurisdictions	$(14.9)	$(3.2)	$(5.3)
Record tax effect in European tax jurisdictions	(4.2)	(1.0)	(1.1)

	$(19.1)	$(4.2)	$(6.4)

(m) Represents the elimination of certain deferred tax assets due to the anticipated impact of the Acquisition.

(n) Recognized the $241.0 million fair value of intangible assets relating to technology, brand, customer relationships and the Uniwheels trade name in accordance with purchase accounting.